Exhibit 10.2

INDUCEMENT AGREEMENT

This INDUCEMENT AGREEMENT (this “Agreement”) is entered into by and among Julie J. Robertson (“Executive”), Noble Corporation plc, a public limited company formed under the laws of England and Wales (“Parent”), and Noble Drilling Services Inc., a Delaware corporation (the “Company” and, together with Parent, the “Noble Parties”), effective on January 11, 2018 (the “Commencement Date”). Executive, Parent and the Company are sometimes collectively referred to herein as the “Parties.”

WHEREAS, Executive is currently Executive Vice President and Corporate Secretary of Parent (“Current Position”);

WHEREAS, Parent and the Company mutually desire that Executive’s Current Position be transitioned, as of the Commencement Date, to Chairman of the Board of Directors, President and Chief Executive Officer of Parent (the “Promoted Position”); and

WHEREAS, in order to induce the transition of Executive’s duties and responsibilities to the Promoted Position, Parent and the Company have agreed to provide Executive certain compensation and benefits in the event of her “Qualifying Termination,” as defined below.

NOW, THEREFORE, in consideration of the premises and of the promises, covenants and undertakings set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Effect of Agreements. Effective as of the Commencement Date, all agreements between Executive, on the one hand, and Parent or any of its affiliates, on the other hand, shall remain in effect except as otherwise modified pursuant to this Agreement; provided however, the Parties agree that the Restated Employment Agreement between Executive and the Company, dated November 20, 2013 (the “Employment Agreement”), shall be amended as soon as practicable following the Commencement Date to reflect any modifications agreed to be made thereto pursuant to this Agreement.

2. Qualifying Termination; Separation Payment.

(a) Incorporation of the Employment Agreement. Capitalized terms used in this Section 2 that are not otherwise defined in this Agreement shall have the meanings ascribed thereto in the Employment Agreement.

(b) Description of Qualifying Termination.

(i) Executive’s “Qualifying Termination” shall occur upon her Separation from Service by (x) by reason of the Company’s or Parent’s termination of her employment other than for Cause or Disability, or (y) by reason of Executive’s termination of her employment due to Good Reason, it being understood that Good Reason shall not arise hereunder (or pursuant to any other agreement with Executive, including the Employment Agreement) upon a termination of Executive’s role as Chairman of the Board of Directors of Parent and/or President of Parent so long as Executive retains the role as Chief Executive Officer of Parent.

(ii) In no event shall a Qualifying Termination be deemed to occur pursuant to this Agreement to the extent Executive’s Separation from Service occurs during the Employment Term. Further, should Executive’s Separation from Service occur prior to a Change of Control, but subsequent to the Effective Date of the Employment Agreement as a result of Section 10(a) of the Employment Agreement, then (x) Executive shall be deemed to have released all rights under this Agreement and this Agreement shall be deemed to have been terminated as of Executive’s Separation and (y) any amounts paid to Executive pursuant to this Agreement notwithstanding such release and termination shall be deemed to have been paid pursuant to the Employment Agreement and shall reduce any additional amounts payable to Executive under the Employment Agreement.

(c) Amount of Separation Payment. In the event of Executive’s Qualifying Termination, the Company shall pay, and Parent shall cause the Company to pay, to Executive in accordance with the terms of this Agreement a lump sum cash payment equal to:

(i) if the Qualifying Termination occurs on or before Executive’s 64th birthday, $2,000,000 plus the product of 3 and the annualized amount of the highest monthly base salary paid or payable, including any base salary that has been earned but deferred, to Executive by the Company and its affiliated companies during the 12-month period immediately preceding the Qualifying Termination (“Highest Base Pay”); or

(ii) if the Qualifying Termination occurs after Executive’s 64th birthday, but on or before Executive’s 65th birthday, $2,000,000 plus the product of 2 and the Highest Base Pay.

(d) Timing of Separation Payment. In the event Executive becomes entitled to the separation payment described in this Section 2, such separation payment shall, without regard to whether all or any portion thereof is subject to Section 409A, be paid in a lump sum, less withholdings and deductions permitted hereunder, on the first business day of the seventh month following such Qualifying Termination (or, if earlier, Executive’s date of death).

(e) Other Separation of Service. For the avoidance of doubt, such separation payment shall not be paid to Executive if Executive voluntarily resigns her employment at any time, the Company or Parent terminates Executive’s employment for Cause or Disability, in the event Executive’s death occurs prior to her Qualifying Termination or in the event Executive’s termination occurs for any reason after her 65th birthday.

3. Waiver and Release of Claims. Payment of the separation payment under Section 2 above is conditioned on Executive executing and delivering to the Company a waiver and release, in the form(s) acceptable to Parent, of all claims Executive has or may have through the date of the signature of such waiver and release, known or unknown, against (a) Parent and all of its predecessors, successors and assigns, (b) all of Parent’s past, present and future affiliates, parent corporations, subsidiaries, divisions and joint venture entities and all of their respective predecessors, successors and assigns, and (c) all of the past, present and future officers, directors, managers, shareholders, investors, employee benefit plan administrators, employees, agents, attorneys and other representatives of each of the entities described in the immediately preceding clauses (a) and (b), individually and in their respective representative capacities.

4. Dispute Resolution.

(a) If any controversy, dispute or claim arises that is based upon, resulting from or relating to this Agreement or Executive’s employment by the Company (“Dispute”), the Parties agree that if resolution is not reached by discussion and negotiation within 10 business days of the inception and notice to the other Party of the dispute, to attempt to resolve such Dispute by mediation with a mediator jointly selected by the Parties. The Parties agree to schedule and conduct the mediation within thirty (30) calendar days of the dispute. If a Party fails to follow these requirements and initiates any proceeding before going through mediation process in accordance with this paragraph, such Party shall be required to bear all of the other Party’s attorney’s fees incurred in investigating and responding to such proceeding for a period of 30 days after the other Party received written notice of the commencement of such proceeding. Nothing contained in this Section 4 shall prevent the Parties from initiating a proceeding in the United States District Court for the Southern District of Texas or, if such court lacks subject matter jurisdiction, the state district courts of the State of Texas in Sugar Land or Houston, Texas in order to seek or obtain specific performance or other injunctive relief relating to this Agreement.

(b) Any Dispute between the Parties shall be resolved exclusively by binding arbitration pursuant to the rules of the then-prevailing Employment Arbitration Rules of AAA (the “Rules”) and the United States Arbitration Act, 9 U.S.C. §§1-16 (the “Act”), with arbitration to occur at Houston, Texas. This paragraph will control over any conflict between this paragraph and the Act or the Rules. The Parties agree that the arbitrator will have the primary power to decide any question about the arbitrability of any claim, dispute or other difference between them, and judgment on the award rendered by the arbitrator may be enforced by any court having jurisdiction thereof in Sugar Land or Houston, Texas. The arbitrator shall be selected by mutual agreement of the Parties, if possible. If the Parties fail to reach agreement upon appointment of an arbitrator within thirty (30) days following receipt by one Party of the other Party’s notice of desire to arbitrate, the arbitrator shall be selected from a list or lists of persons submitted by AAA. The arbitrator must be an attorney licensed to practice law by the State Bar of Texas. The Parties agree that all matters subject to the arbitration, including the arbitration itself, shall remain confidential.

5. Governing Law. This Agreement is entered into under, and shall be governed, interpreted and enforced for all purposes by, the laws of the State of Texas, without regard to conflicts of laws principles thereof.

6. Entire Agreement. Except as specifically set forth herein, this Agreement contains the entire agreement and understanding between the Parties hereto and supersedes any prior or contemporaneous written or oral agreements, representations and warranties between them respecting the subject matter hereof. Executive represents and acknowledges that, in executing this Agreement, Executive does not rely, and has not relied, upon any representation(s) by the Noble Parties except as expressly contained in this Agreement.

7. Amendment. This Agreement may be amended only by a writing signed by Executive and by one duly authorized representative of each of the Noble Parties, it being understood that the Parties intend for this Agreement to terminate immediately prior to the time the Employment Agreement becomes effective, if at all, such that no duplication of benefits is intended to be provided to Executive pursuant to this Agreement and the Employment Agreement.

8. Tax Withholding; Right of Offset. The Noble Parties may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling, (b) all other normal deductions made with respect to the Company’s employees generally, and (c) any advances made to Executive and owed to the Noble Parties or any of their affiliates.

9. Assignability. None of the Parties shall have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any amounts provided under this Agreement, and no payments or benefits due hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts or by operation of law.

10. Severability. It is the desire of the Parties hereto that this Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held unenforceable by a court of competent jurisdiction, the Parties hereby agree and consent that such provision shall be reformed to create a valid and enforceable provision to the maximum extent permitted by law; provided, however, if such provision cannot be reformed, it shall be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement. This Agreement should be construed by limiting and reducing it only to the minimum extent necessary to be enforceable under then applicable law.

11. Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Noble Parties or Executive.

12. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document.

13. Nonwaiver. No failure or neglect of any Party in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by a Party must be contained in a written instrument signed by the Party to be charged and, in the case of Parent or the Company, by an officer of Parent or the Company, as the case may be (other than Executive), or other duly authorized person.

14. Notices. Any notice, request, consent or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if in writing, and if and when sent by certified or registered mail, with postage prepaid, to Executive’s address most recently on file with the Company, or to the Company’s principal office, as the case may be.

15. Section 409A; Other Tax Matters. This Agreement is intended to provide payments that are exempt from and/or that comply with the provisions of Section 409A of the U.S. Internal Revenue Code of 1986 (the “Code”) and related regulations and Treasury pronouncements (“Section 409A”), and the Agreement shall be interpreted accordingly (it being understood that the payment of any reimbursement hereunder shall be made in a manner exempt from, or in compliance with, Section 409A pursuant to the Company’s reimbursement policies). If any provision of this Agreement would cause Executive to incur any additional tax under Section 409A, the Agreement shall be deemed amended to reform and/or the Parties will in good faith attempt to reform the provision in a manner that maintains, to the extent possible, the original intent of the applicable provision without violating the provisions of Section 409A. Notwithstanding anything herein to the contrary, if on the date of Executive’s separation from service Executive is a “specified employee,” as defined in Section 409A, then any portion of any payments, benefits or other consideration under this Agreement that are determined to be subject to the additional tax provided by Section 409A(a)(1)(B) of the Code if not delayed as required by Section 409A(a)(2)(B)(i) of the Code shall be delayed until the first business day of the seventh month following Executive’s separation from service date (or, if earlier, Executive’s date of death) and shall be paid as a lump sum on such date. Executive acknowledges and agrees that Executive has obtained no advice from Parent or any of its affiliates, or any of their respective officers, directors, employees, subsidiaries, affiliates, agents, attorneys or other representatives, and that none of such persons or entities have made any representation regarding the tax consequences, if any, of Executive’s receipt of the payments, benefits and other consideration provided for in this Agreement. Executive further acknowledges and agrees that Executive is personally responsible for the payment of all federal, state and local taxes that are due, or may be due, for any payments and other consideration received by Executive under this Agreement. Executive agrees to indemnify the Noble Parties and hold the Noble Parties harmless for any and all taxes, penalties or other assessments that Executive is, or may become, obligated to pay on account of any payments made and other consideration provided to Executive under this Agreement.

16. Successors and Heirs. This Agreement shall bind and inure to the benefit of the Noble Parties’ successors and to Executive’s heirs and devisees.

[Execution page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date set forth below.

NOBLE CORPORATION plc

By:	/s/ William E. Turcotte	Date: January 11, 2018
Name: William E. Turcotte
Title: Senior Vice President, General Counsel and Corporate Secretary

NOBLE DRILLING SERVICES INC.

By:	/s/ William E. Turcotte	Date: January 11, 2018
Name: William E. Turcotte
Title: Senior Vice President, General Counsel and Corporate Secretary

EXECUTIVE

/s/ Julie J. Robertson		Date: January 11, 2018
Julie J. Robertson

6